Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Jon Luebke, 248/619-3503, jon_luebke@syntelinc.com

Syntel Promotes Keshav Murugesh to Chief Executive Officer

TROY, Mich. – February 24, 2009 – Syntel, a global information technology services and Knowledge Process Outsourcing (KPO) firm, today announced that the Syntel Board of Directors has promoted Keshav R. Murugesh to the post of Chief Executive Officer of the Company, effective immediately. Bharat Desai will continue as Chairman of the Board.

“Since joining Syntel, Keshav has consistently demonstrated strong leadership and has been a driving force behind Syntel’s success. He has a proven track record of performance and has consistently delivered results in challenging situations,” said Bharat Desai. “As Keshav assumes the role of CEO, as Chairman I will continue to work with Syntel’s leadership in driving our market strategy and serving all stakeholders.”

“I am honored to accept this opportunity to lead Syntel,” said Keshav Murugesh. “For nearly 30 years, Bharat’s leadership has transformed Syntel into a premier provider of IT and KPO services. I look forward to working closely with the Board and my team to ensure that Syntel continues to deliver innovative solutions to help our clients win in the marketplace.”

Keshav Murugesh, 45, joined Syntel in 2002 as Chief Financial Officer. In 2004, he was promoted to the role of Chief Operating Officer and was named President and COO in 2006.

About Syntel

Syntel (NASDAQ: SYNT) is a leading global provider of integrated information technology and Knowledge Process Outsourcing (KPO) solutions spanning the entire lifecycle of business and information systems and processes. The Company is driven by its mission to create new opportunities for clients by harnessing the passion, talent and innovation of Syntel employees worldwide. Syntel leverages dedicated Centers of Excellence, a flexible Global Delivery Model, and a strong track record of building collaborative client partnerships to create sustainable business advantage for Global 2000 organizations. Recently named one of the “50 Best Managed Global Outsourcing Vendors” by The Black Book of Outsourcing, Syntel has over 12,300 employees worldwide, is assessed at SEI CMMi Level 5, and is ISO 27001 and ISO 9001:2000 certified. To learn more, visit us at: www.syntelinc.com.

Safe Harbor Provision

This news release includes forward-looking statements, including with respect to the future level of business for Syntel, Inc. These statements are necessarily subject to risk and uncertainty. Actual results could differ materially from those projected in these forward-looking statements as a result of certain risk factors set forth in the Company’s Annual Form 10-K document dated March 11, 2008 and the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2008.

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